Exhibit 10.3
PENN NATIONAL GAMING, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

This RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Award Agreement”) represents the Award of Restricted Stock Units (the “Award”), effective as of April 12, 2021, by Penn National Gaming, Inc., a Pennsylvania corporation (the “Company”), to Jay Snowden (the “Executive”).

On April 12, 2021 (the “Date of Grant”), the Executive was granted an Award of 600,000 RSUs with service and performance-based vesting conditions (the “RSUs”). The RSUs were granted under and subject to the terms and conditions of the Penn National Gaming, Inc. 2018 Long Term Incentive Compensation Plan, as amended (the “LTIP”) and this Award Agreement.  On the Date of Grant, the Executive was separately granted an Award of 300,000 shares of Restricted Stock with service and performance-based vesting conditions tied to achievement of stock price hurdles (the “SPH Restricted Shares”). The SPH Restricted Shares were awarded under and are subject to the LTIP and a separate award agreement (the “SPHRS Award Agreement”). All capitalized terms used in this Award Agreement without definition have the meanings set forth in the LTIP.

1.    Vesting Conditions.

The RSUs are subject to both service-based and performance-based vesting conditions, each of which are described below.

(a)    Performance-Based Vesting Conditions. The number of RSUs that the Executive may earn and become eligible to vest under this Award depends first on the number of SPH Restricted Shares that vest pursuant to the terms of the SPHRS Award Agreement (such number of SPH Restricted Shares that vest pursuant to terms of the SPHRS Award Agreement, the “Vested SPH Restricted Shares”) and then on the Company’s Total Shareholder Return (“TSR”) relative to that of the companies included within the S&P 500 as of the Date of Grant (with such group of companies referred to herein as the “S&P 500”), as reflected in the table below, over the following two measurement periods (each a “TSR Performance Period” and together the “TSR Performance Periods”): January 1, 2022 through December 31, 2026 (the “First TSR Performance Period”) and January 1, 2023 through December 31, 2027 (the “Second TSR Performance Period”). A number of RSUs equal to the total number of Vested SPH Restricted Shares may be contingently earned (meaning such RSUs will vest if the service-based vesting conditions described below are satisfied) in each of the TSR Performance Periods. For example, if a total of 50,000 shares of Restricted Stock vest pursuant to the terms of the SPHRS Award Agreement, up to 50,000 RSUs may be earned in each of the TSR Performance Periods (for a total of up to 100,000 RSUs potentially contingently earned). The number of RSUs that are contingently earned in each Performance Period shall be determined pursuant to the following schedule:

The Company’s TSR Percentile Performance vs. the S&P 500	Percent of Vested SPH Restricted Shares Contingently Earned
Below 75th Percentile	0%
75th Percentile	50%
90th Percentile	75%
95th Percentile or Above	100%

If the Company’s percentile ranking falls between any of the percentiles specified in the schedule, the percent of Vested SPH Restricted Shares contingently earned will be determined by straight line interpolation.

Except as provided in Sections 3 and 4 below, TSR performance will be measured as of the last day of the applicable TSR Performance Period according to the stock price averaging methodology described below in this Section 1(a). For purposes of this Award, “TSR” means the cumulative percentage change in stock price over the applicable TSR Performance Period, with dividends assumed to be reinvested in Company common stock on the ex-dividend date of each dividend. For purposes of this Award, the price of an entity’s stock at the beginning of the TSR Performance

Period will be the average closing stock price over the trading days in the 30 days immediately preceding the start of the TSR Performance Period, and the stock price at the end of the TSR Performance Period will be the average closing stock price over the trading days in the last 30 days of the TSR Performance Period. All questions relating to calculation of TSR and the Company’s percentile ranking will be determined by the Committee.

(b)    Service-Based Vesting Conditions. Except as otherwise provided in Sections 3 and 4 below, any RSUs contingently earned pursuant to Section 1(a) will remain unvested RSUs that vest 50% on the first anniversary of the last day of the applicable TSR Performance Period and 50% on the second anniversary of the applicable TSR Performance Period (i.e., 50% of the RSUs earned in the First TSR Performance Period will vest on December 31, 2027 and 50% will vest on December 31, 2028, and 50% of the RSUs earned in the Second TSR Performance Period will vest on December 31, 2028 and 50% will vest on December 31, 2029). Except as provided in Section 3 below, the contingently earned RSUs will vest on an applicable vesting date only if the Executive remains employed through the applicable vesting date. For purposes of this Agreement, the Executive will be deemed to have terminated employment when the employee-employer relationship between the Executive and the Company or any Subsidiary is terminated for any reason, but excluding terminations where the Executive simultaneously commences or remains in employment with the Company or any Subsidiary. The Committee, in its sole discretion, shall determine the effect of all matters and questions relating to any termination of employment, including, without limitation, the question of whether a termination of employment resulted from a discharge for Cause and all questions of whether particular leaves of absence constitute a termination of employment. Unless determined otherwise by the Committee, the Executive’s employee-employer relationship shall be deemed to be terminated if the Executive is employed by a Subsidiary and such Subsidiary ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off), unless the Executive remains employed by the Company or another Subsidiary. Notwithstanding the foregoing, to the extent the Committee determines that the Award is subject to Section 409A of the Code, solely to the extent necessary for the Award to comply with the applicable requirements of Section 409A of the Code, the Executive’s employment will be deemed to have terminated only if such termination also constitutes a “separation from service” within the meaning of Section 409A of the Code.

2.    Forfeiture of RSUs.  Any RSUs that are not contingently earned in a TSR Performance Period will automatically be forfeited as of the last day of the applicable TSR Performance Period. Additionally, except as otherwise provided in Sections 3 and 4 below, if the Executive’s employment terminates, all RSUs that have not vested pursuant to Section 1(b) (whether or not such RSUs have been contingently earned) shall automatically be forfeited on the date of termination. For clarity, if the number of RSUs that may be earned is less than 600,000 due to the number of Vested SPH Restricted Shares being less than 300,000, the number of RSUs that are not eligible to be earned shall automatically be forfeited (e.g., if a total of 50,000 shares of Restricted Stock vest pursuant to the terms of the SPHRS Award Agreement, only 100,000 RSUs would be eligible to be earned and the remaining 500,000 RSUs that are not eligible to be earned would automatically be forfeited).

3.    Termination of Employment. Notwithstanding the continued employment vesting conditions set forth in Section 1(b), if the Executive’s employment is terminated (a) due to the Executive’s death or Disability, (b) by the Company without Cause, or (c) by the Executive for Good Reason (any such termination, a “Qualifying Termination”), (i) any unvested RSUs that are contingently earned based on any completed TSR Performance Period as of the date of termination will vest immediately on the date of termination, (ii) if the Qualifying Termination occurs in 2026, except as otherwise provided in Section 4, the Company’s TSR percentile ranking will be calculated based on TSR performance through the date of termination (rather than through the last day of the First TSR Performance Period) and the Executive will vest as of the date of termination in a prorated portion of the RSUs that are contingently earned based on such TSR performance (and all other RSUs will be forfeited); and (iii) if the Qualifying Termination occurs in 2027, the Company’s TSR percentile ranking will be calculated based on TSR performance through the date of termination (rather than through the last day of the Second TSR Performance Period) and the Executive will vest as of the date of termination in a prorated portion of the RSUs that are contingently earned based on such TSR performance (and all other RSUs will be forfeited). For purposes of clauses (ii) and (iii) above, the prorated portion of the contingently earned RSUs that vests will be determined by multiplying the number of contingently earned RSUs by a fraction, the numerator of which is the number of days between the first day of the TSR Performance Period that ends in the year in which the termination occurs (e.g., if the termination occurs in 2026, the First TSR Performance Period) and the date of employment termination, and the denominator of which is 1,825. For clarity, except as provided in Section 4 below and in clauses (ii) and (iii) above, if the Executive’s employment terminates for any reason (including a Qualifying Termination), any RSUs that are not contingently earned based on a completed TSR Performance Period as of the date of termination will be forfeited. For purposes of this Section 3, reference to termination “by the Company” shall include a termination by a Subsidiary unless the Executive remains employed by the Company or another Subsidiary. For purposes of this Agreement, the terms “Cause” and “Disability” shall have the meanings set forth in Section 2.1 of the LTIP and the term “Good Reason” shall have the meaning set forth in Section 13.1 of the LTIP.

4.    Change of Control. Notwithstanding anything to the contrary in the LTIP, (a) if a Change of Control occurs before 2026, the RSUs shall be forfeited, (b) if a Change of Control occurs in 2026, the Company’s TSR percentile ranking for the First TSR Performance Period will be calculated based on TSR performance through the date of the Change of Control (rather than through the last day of the First TSR Performance Period), and the RSUs contingently earned based on such TSR performance will remain unvested RSUs that are eligible to vest either pursuant to Section 1(b) or Section 3 above (with all other RSUs, including, for clarity, those RSUs that were eligible to be contingently earned in the Second TSR Performance Period, being automatically forfeited), and (c) if a Change of Control occurs in 2027, the Company’s TSR percentile ranking for the Second TSR Performance Period will be calculated based on TSR performance through the date of the Change of Control (rather than through the last day of the Second TSR Performance Period), and the RSUs contingently earned based on such TSR performance will remain unvested RSUs that are eligible to vest either pursuant to Section 1(b) or Section 3 above. For clarity, any RSUs that are contingently earned as of the date of the Change of Control, or that become contingently earned pursuant to Sections (b) or (c) in this Section 4, will remain outstanding RSUs that are eligible to vest either pursuant to Section 1(b) or Section 3 above, except that the amount of RSUs contingently earned in the case of a termination occurring in 2026 or 2027, as the case may be, shall be determined pursuant to this Section 4 as of the date of the Change of Control rather than as of the date of termination pursuant to Section 3. For example, if a Change of Control were to occur in 2026 and a Qualifying Termination were to occur in 2027, the Executive would vest in 100% of any RSUs that became contingently earned with respect to the First TSR Performance Period (determined pursuant to Section (b) of this Section 4) and all remaining RSUs would be forfeited, and if a Change of Control and a Qualifying Termination were to occur in 2027, the Executive would vest in 100% of the RSUs that became contingently earned based on performance in the First Performance Period (determined pursuant to Section 1(a) above) and in a prorated portion (determined pursuant to Section 3(iii) above) of any RSUs that became contingently earned with respect to the Second TSR Performance Period (determined pursuant to Section (c) of this Section 4) and all remaining RSUs would automatically be forfeited. For purposes of this Agreement, the term “Change of Control” shall have the meaning set forth in Section 2.1 of the LTIP.

5.    Conversion of RSUs and Issuance of Shares. This Award shall be settled by the Company by the issuance of one share of Common Stock for each RSU that vests as soon as reasonably practicable (and in all events within 30 days) after the RSU vests.

6.    Share Certificates and Shareholder Rights.  Shares of Common Stock issued in respect of vested RSUs, or any part thereof, may be represented by certificates or may be notated in the form of uncertificated shares. The rights and obligations of the holder of shares represented by a certificate and the rights and obligations of the holder of uncertificated shares of the same class and series shall be identical. The Executive does not have the rights of a shareholder of the Company with respect to any shares of Common Stock underlying the RSUs unless and until the Award vests and shares of Common Stock have been issued to the Executive.

7.    Acceptance of Award; Electronic Delivery and Disclosure. This Award constitutes an agreement between the Executive and the Company. The Executive has reviewed all of the provisions of the Plan and this Award Agreement. By electronically accepting this Award Agreement according to the instructions provided by the Company’s designated broker, the Executive agrees that this electronic contract contains the Executive’s electronic signature, which the Executive has executed with the intent to sign this Award, and that this Award is granted under and governed by the terms and conditions of the Plan and this Award Agreement. The Executive hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee on questions relating to the Plan and this Award Agreement. The Company may deliver or disclose, as applicable, any documents related to this

Award granted under the LTIP, future awards that may be granted under the LTIP, the prospectus related to the LTIP, the Company’s annual reports or proxy statements by electronic means or to request the Executive’s consent to participate in the LTIP by electronic means. The Executive hereby consents to receive such documents delivered electronically or to retrieve such documents furnished electronically, as applicable, and agrees to participate in the LTIP through any online or electronic system established and maintained by the Company or another third party designated by the Company.

8.    Survival of Terms.  As consideration for the receipt of the RSUs, the Executive and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors are bound by the terms of this Award Agreement.

9.    Withholding Taxes. No shares of Common Stock will be released or issued to the Executive unless the Executive has made arrangements, acceptable to the Company, to pay any withholding taxes that may be due. In accordance with the LTIP, the Company is authorized to withhold from this Award the amount (in cash, shares of Common Stock or other securities) of withholding taxes with respect to this Award that may be due and to take such other action as may be necessary in the opinion of the Company to satisfy statutory withholding obligations for the payment of such taxes. The Fair Market Value of any shares of Common Stock retained by the Company or surrendered by the Executive shall be determined in accordance with the LTIP as of the date the tax obligation arises.

10.    Representations.  The Executive has reviewed with his or her own tax advisors the Federal, state, local and foreign tax consequences of this Award.  The Executive is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  The Executive understands that he (and not the Company) shall be responsible for any tax liability that may arise as a result of this Award.

11.    Award Agreement Not a Contract of Employment.  Neither this Award Agreement nor any other action taken pursuant to this Award Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that the Executive has a right to continue to provide services as an employee of or consultant to the Company or any parent, subsidiary or affiliate of the Company for any period of time or at any specific rate of compensation.

12.    Authority of the Board.  The Committee and the Board each have full authority to interpret and construe the terms of this Award Agreement.  The determination of the Committee or the Board as to any such matter of interpretation or construction shall be final, binding and conclusive.

13.    Restrictions on Transferability.  No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the RSUs (or any underlying shares of Common Stock) by any holder thereof will be valid, and the Company will not transfer any of said RSUs on its books, except to the estate of the Executive or a guardian, executor or other duly authorized personal representative of the Executive.

14.    Entire Agreement. This Award Agreement and the Plan constitute the entire understanding between the Executive and the Company regarding this Award.  Any prior agreements, commitments or negotiations concerning this Award are superseded.

15.    Amendment.  Any amendment, revision or addendum to this Award Agreement that adversely affects the rights of the Executive under this Award shall require the approval of the Executive.

16.    Governing Law.  This Award Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to such state’s choice of law provisions, except as superseded by applicable federal law.

17.    Clawback. Notwithstanding anything to the contrary herein, this Award shall be subject to the Clawback Policy and, to the extent applicable to the Executive and to equity-based incentive awards, any successor or additional clawback, recoupment or similar polices that may be adopted in the future by the Company.

18.    Section 409A Compliance. To the extent the Committee determines that the Award is subject to Section 409A of the Code and fails to comply with the requirements of such Section, the Committee reserves the right to amend, terminate or replace this Award in order to cause the Award to either not be subject to Section 409A of the Code or comply with the applicable provisions.

PENN NATIONAL GAMING, INC.

/s/ Jay A. Snowden
Jay A. Snowden
President and Chief Executive Officer